Exhibit 99.1

Press Release April 19, 2023	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Reports First Quarter 2023 Results

FORT WAYNE, INDIANA, April 19, 2023 / PRNewswire /

First Quarter 2023 Performance Highlights:

▪	Record steel shipments of 3.3 million tons
▪	Net sales of $4.9 billion, operating income of $835 million, and adjusted EBITDA of $950 million
▪	Strong cash flow from operations of $734 million
▪	Share repurchases of $354 million of the company’s common stock, representing 1.7 percent of its outstanding shares
▪	First quarter 2023 cash dividend increase of 25 percent

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced first quarter 2023 financial results. The company reported first quarter 2023 net sales of $4.9 billion and net income of $637 million, or $3.70 per diluted share. Excluding the impact from the company’s newly started Sinton Texas Flat Roll Steel Mill of $77 million, or $0.31 per diluted share, the company’s first quarter 2023 adjusted net income was $691 million, or $4.01 per diluted share.

Comparatively, the company’s sequential fourth quarter 2022 earnings were $3.61 per diluted share, and adjusted earnings were $4.37 per diluted share, excluding additional performance-based companywide special compensation of approximately $0.09 per diluted share (awarded to all non-executive, eligible team members in recognition of the company’s exceptional annual performance) and costs of $0.67 per diluted share associated with startup of the company's Texas Flat Roll Steel Mill. Prior year first quarter earnings were $5.71 per diluted share and adjusted earnings were $6.02 per diluted share, excluding costs of $0.31 per diluted share, associated with construction and startup of the company's Texas Flat Roll Steel Mill.

“The team executed well and delivered a strong first quarter performance from all of our operating platforms,” said Mark D. Millett, Chairman and Chief Executive Officer. “Our first quarter 2023 operating income was $835 million, with adjusted EBITDA of $950 million. The sequential improvement in earnings was driven by our steel and metals recycling businesses and supported by continued strong results from our steel fabrication operations. Across the company, our teams achieved best-in-class performance, while keeping each other safe and further improving safety performance.

“First quarter operating income from our steel operations was $345 million, almost double fourth quarter sequential results, due to record shipments more than offsetting metal spread compression related to lower realized selling values. Steel pricing has since strengthened, and steel producer lead times have extended as steel demand is strong. The automotive, non-residential construction, energy, and industrial sectors continue to lead demand. Operating income from our metals recycling platform increased over threefold compared to sequential results, as demand from the domestic steel industry strengthened, resulting in higher scrap pricing and shipments. First quarter 2023 earnings from our steel fabrication operations remained historically very strong, but lower than record fourth quarter results based on seasonally lower shipments combined with customer supply-chain constraints. Extending steel fabricator project logs and lack of sufficient construction materials and skilled labor have resulted in some projects being delayed to later this year. The non-residential construction sector remains strong, as further evidenced by a solid order backlog extending into the fourth quarter of 2023, combined with robust forward-pricing. In addition, the continued onshoring of manufacturing, coupled with the robust U.S. infrastructure program and industrial build-outs, supports strong demand for 2023 and beyond.

“We also achieved strong cash flow from operations of $734 million in the first quarter 2023, while at the same time increasing shareholder distributions and investing in growth,” continued Millett. “In February, we increased our quarterly cash dividend by 25 percent, reflecting our confidence in the consistency and strength of our cash generation capabilities, in alignment with the execution of our transformational growth initiatives.”

First Quarter 2023 Comments

First quarter 2023 operating income for the company’s steel operations was $345 million, or 93 percent higher than sequential fourth quarter results, due to increased demand resulting in record first quarter steel shipments of 3.3 million tons, partially offset by metal spread compression resulting from lower realized selling values associated with lagging indexed-contracts within the flat rolled operations. Metal spread compression was amplified by an estimated $50 million in the first quarter 2023, due to higher raw material costs, as the company’s steel operations worked through the remaining higher priced pig iron ordered in early 2022 in reaction to the Ukraine and Russia supply-chain disruptions. The first quarter 2023 average external product selling price for the company’s steel operations decreased $44 sequentially to $1,080 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills decreased $1 sequentially to $413 per ton. Operations continue to ramp at the company’s Sinton Flat Roll Steel Division, and the company estimates 2023 shipments to represent close to 80 percent of the plant’s annual capacity.

First quarter operating income from the company’s metals recycling operations increased significantly to $43 million, based on increased demand supporting higher volumes and product pricing for both ferrous and nonferrous materials. Domestic steel production utilization increased from 73 percent in the sequential fourth quarter to 75 percent in the first quarter 2023.

The company’s steel fabrication operations achieved historically very strong operating income of $551 million in the first quarter 2023, but below record fourth quarter results, based on seasonally lower shipments coupled with steady metal spread. The non-residential construction sector remains strong, as order entry significantly improved in the first quarter from seasonally lower activity in the second half of 2022, resulting in a strong order backlog that reaches into the fourth quarter of 2023 with strong forward-pricing.

Based on the company’s differentiated business model and highly variable cost structure, the company generated cash flow from operations of $734 million during the quarter, despite being reduced by $422 million due to the company’s annual March payout of its companywide profit-sharing program based on the company’s record 2022 pretax income. The company also invested $226 million in capital investments, paid cash dividends of $59 million, and repurchased $354 million of its outstanding common stock, representing 1.7 percent of its outstanding shares, while achieving record liquidity of $3.5 billion as of March 31, 2023.

Outlook

“We remain confident that market conditions are in place for domestic steel consumption to be solid,” said Millett. “Order entry activity continues to be strong across all of our businesses. We believe North American steel consumption will increase in 2023, and that demand for lower-carbon emission, U.S. produced steel products coupled with lower imports will support steel pricing. We believe the automotive, non-residential construction, and energy sectors will remain solid steel consumers this year. Our steel fabrication operations order backlog remains elevated with strong forward pricing levels. The combination of robust order activity and broad customer optimism supports strong overall demand dynamics for the construction industry. This environment, in combination with our existing and recently announced expansion initiatives, are firm drivers for our continued growth in the coming years.

“We are quickly progressing on our aluminum flat rolled products mill and are incredibly excited about this meaningful growth opportunity, which is aligned with our existing business and operational expertise,” said Millett. “The team has placed orders for critical equipment, and the rolling mill site location in Columbus, Mississippi is exceptional. We have intentionally grown with our customers’ needs, providing efficient sustainable supply-chain solutions for the highest quality products. Thus far, this has primarily been achieved within the steel industry – however, a significant number of our flat rolled steel customers are also consumers and processors of aluminum flat rolled products. We are pleased to further diversify our end markets with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. We believe our unique performance-based operating culture, coupled with our considerable experience in successfully constructing and operating cost-effective, highly profitable flat rolled steel mills, positions us exceptionally well to execute this strategic opportunity and to deliver strong long-term value creation. Our customers and our people are also incredibly excited for this growth opportunity.

“Our commitment is to the health and safety of our teams, families, and communities, while meeting the current and future needs of our customers. Our culture and business model continue to positively differentiate our performance from the rest of the industry. We are competitively positioned and focused to generate long-term sustainable value,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss first quarter 2023 operating and financial results on Thursday, April 20, 2023, at 10:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on April 27, 2023.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This report contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as COVID-19 or its variants; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations or regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact:  Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Three Months
	March 31,		Ended
	2023	2022	Dec. 31, 2022
Net sales	$4,893,206	$5,569,902	$4,826,287
Costs of goods sold	3,837,084	3,787,389	3,838,740
Gross profit	1,056,122	1,782,513	987,547

Selling, general and administrative expenses	144,309	152,015	142,602
Profit sharing	69,575	128,469	79,218
Amortization of intangible assets	6,878	7,162	6,679
Operating income	835,360	1,494,867	759,048

Interest expense, net of capitalized interest	22,507	16,669	23,855
Other expense (income), net	(34,936)	20,468	(23,257)
Income before income taxes	847,789	1,457,730	758,450

Income tax expense	203,456	350,376	119,439
Net income	644,333	1,107,354	639,011
Net income attributable to noncontrolling interests	(7,023)	(3,423)	(4,147)
Net income attributable to Steel Dynamics, Inc.	$637,310	$1,103,931	$634,864

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$3.71	$5.74	$3.63

Weighted average common shares outstanding	171,597	192,158	174,706

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive
	$3.70	$5.71	$3.61

Weighted average common shares and share equivalents outstanding	172,479	193,241	175,892

Dividends declared per share	$0.425	$0.34	$0.34

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,604,943	$1,628,417
Short-term investments	714,769	628,215
Accounts receivable, net	2,126,974	2,056,051
Inventories	2,988,852	3,129,964
Other current assets	127,022	195,371
Total current assets	7,562,560	7,638,018

Property, plant and equipment, net	5,491,201	5,373,665

Intangible assets, net	260,629	267,507

Goodwill	502,067	502,067

Other assets	403,303	378,727
Total assets	$14,219,760	$14,159,984
Liabilities and Equity
Current liabilities
Accounts payable	$1,138,966	$1,017,238
Income taxes payable	129,082	6,520
Accrued expenses	506,046	951,204
Current maturities of long-term debt	46,452	57,334
Total current liabilities	1,820,546	2,032,296

Long-term debt	3,014,358	3,013,241

Deferred income taxes	898,112	889,103

Other liabilities	180,321	129,539
Total liabilities	5,913,337	6,064,179

Commitments and contingencies

Redeemable noncontrolling interests	186,205	181,503

Equity
Common stock	650	650
Treasury stock, at cost	(4,800,513)	(4,459,513)
Additional paid-in capital	1,194,079	1,212,566
Retained earnings	11,940,621	11,375,765
Accumulated other comprehensive income	1,800	889
Total Steel Dynamics, Inc. equity	8,336,637	8,130,357
Noncontrolling interests	(216,419)	(216,055)
Total equity	8,120,218	7,914,302
Total liabilities and equity	$14,219,760	$14,159,984

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	March 31,
	2023	2022
Operating activities:
Net income	$644,333	$1,107,354

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	107,694	87,546
Equity-based compensation	16,078	16,519
Deferred income taxes	9,008	2,632
Other adjustments	(10,006)	11,157
Changes in certain assets and liabilities:
Accounts receivable	(70,922)	(447,234)
Inventories	141,112	14,315
Other assets	7,842	19,402
Accounts payable	117,312	(75,971)
Income taxes receivable/payable	189,247	341,905
Accrued expenses	(417,915)	(258,657)
Net cash provided by operating activities	733,783	818,968

Investing activities:
Purchases of property, plant and equipment	(226,319)	(159,330)
Purchases of short-term investments	(356,777)	-
Proceeds from maturities of short-term investments	271,107	-
Investments in unconsolidated affiliates	-	(222,480)
Other investing activities	2,343	410
Net cash used in investing activities	(309,646)	(381,400)

Financing activities:
Issuance of current and long-term debt	393,910	319,779
Repayment of current and long-term debt	(405,279)	(349,272)
Dividends paid	(58,798)	(50,699)
Purchase of treasury stock	(353,997)	(389,190)
Other financing activities	(23,449)	(22,527)
Net cash used in financing activities	(447,613)	(491,909)

Decrease in cash, cash equivalents, and restricted cash	(23,476)	(54,341)
Cash, cash equivalents, and restricted cash at beginning of period	1,633,919	1,249,369
Cash, cash equivalents, and restricted cash at end of period	$1,610,443	$1,195,028

Supplemental disclosure information:
Cash paid for interest	$9,596	$9,168
Cash paid for income taxes, net	$4,703	$9,948

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	First Quarter
	2023	2022	Q4 2022
External Net Sales
Steel	$3,060,821	$3,762,496	$2,937,034
Steel Fabrication	868,768	929,981	1,089,979
Metals Recycling	583,468	579,625	463,282
Other	380,149	297,800	335,992
Consolidated Net Sales	$4,893,206	$5,569,902	$4,826,287
Operating Income
Steel	$345,356	$1,166,945	$178,487
Steel Fabrication	551,313	466,916	681,904
Metals Recycling	42,930	48,146	14,240
	939,599	1,682,007	874,631

Non-cash amortization of intangible assets	(6,878)	(7,162)	(6,679)
Profit sharing expense	(69,575)	(128,469)	(79,218)
Non-segment operations	(27,786)	(51,509)	(29,686)
Consolidated Operating Income	$835,360	$1,494,867	$759,048
Adjusted EBITDA
Net income	$644,333	$1,107,354	$639,011
Income taxes	203,456	350,376	119,439
Net interest expense (income)	(3,470)	16,055	5,032
Depreciation	99,210	78,790	93,960
Amortization of intangible assets	6,878	7,162	6,679
Noncontrolling interest (a)	(8,649)	(3,272)	(4,839)
EBITDA	941,758	1,556,465	859,282
Non-cash adjustments
Unrealized (gains) losses	(8,142)	300	8,361
Inventory valuation	2,191	11,125	9,143
Equity-based compensation	13,877	19,794	29,425
Adjusted EBITDA	$949,684	$1,587,684	$906,211

Other Operating Information
Steel
Average external sales price (Per ton) (b)	$1,080	$1,561	$1,124
Average ferrous cost (Per ton melted) (c)	$413	$474	$414

Flat Roll shipments
Butler, Columbus, and Sinton	1,893,940	1,551,845	1,761,738
Steel Processing divisions (d)	435,602	411,653	404,309
Long Product shipments
Structural and Rail Division	495,551	466,821	408,109
Engineered Bar Products Division	231,723	226,053	206,035
Roanoke Bar Division	157,024	143,619	126,346
Steel of West Virginia	95,456	94,837	87,701
Total Shipments (Tons)	3,309,296	2,894,828	2,994,238

External Shipments (Tons) (b)	2,833,469	2,409,763	2,614,079

Steel Mill Production (Tons)	2,939,032	2,508,184	2,681,597
Metals Recycling
Nonferrous shipments (000's of pounds)	285,837	260,890	268,471
Ferrous shipments (Gross tons)	1,452,821	1,265,222	1,357,706
External ferrous shipments (Gross tons)	567,403	437,228	527,699
Steel Fabrication
Average sales price (Per ton)	$5,021	$4,424	$5,222
Shipments (Tons)	173,021	210,237	208,956

(a)   Net of income tax expense (benefit) on noncontrolling interests

(b)   Represents all steel operations

(c)   Represents ferrous cost per ton melted at our electric arc furnace steel mills

(d)   Includes Heartland, The Techs, and United Steel Supply operations